                                                                    EXHIBIT 23.3




                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in this registration statement on Form S-3 (Pre-Effective Amendment No. 1 to Registration Statement No. 333-45067 and Post-Effective Amendment No. 1 to Registration Statement No. 333-20911) of WorldCom, Inc. of our reports dated February 14, 1996, on our audits of the consolidated financial statements of MFS Communications Company, Inc. as of December 31, 1995 and 1994 and for each of the three and two years in the period ended December 31, 1995 which reports are included in WorldCom Inc.'s Current Report on Form 8-K/A dated August 25, 1996 (as amended on November 4, 1996 and December 19, 1997). We also consent to the reference to our firm under the caption "Experts."



                                                        COOPERS & LYBRAND L.L.P.



Omaha, Nebraska
June 12, 1998